Exhibit 99.1

       Sovereign Bancorp, Inc. Successfully Completes Remarketing of Trust
                 Preferred Securities and Redemption of Warrants

PHILADELPHIA, PA...Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), announced the settlement of the remarketing of its Trust Preferred Income Equity Redeemable Securities ("PIERS") on June 27, 2003. The remarketed preferred securities, with an annual distribution rate of 3.00%, will be redeemed Monday, August 25, 2003. Sovereign was the lowest bidder in the remarketing and purchased the remarketed preferred securities at $32.79 per share. Lehman Brothers was engaged as the remarketing agent.

In connection with the remarketing, Sovereign issued 30,626,632 shares of common stock to those holders of its warrants who gave notice to exercise, with fractional shares paid in cash; all others warrants were redeemed at their warrant value of $17.21.

James D. Hogan, Sovereign's Chief Financial Officer, stated, "We are very pleased with the success of the remarketing of the trust preferred securities and redemption of the warrants. Although common shares outstanding will increase by 30.6 million shares, 16.9 million shares were already included in Sovereign's diluted share count during the first quarter of 2003. As we stated earlier, due to the elimination of the cost on the trust preferred security, the net effect of the remarketing is neutral to earnings per share, and approximately 13% accretive to Sovereign's tangible common equity."

Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $41 billion financial institution with 525 community banking offices, nearly 1,000 ATMs and about 8,000 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign Bank is one of the top 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

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